EXHIBIT 99.1

Investor Relations Contact:
Maria Quillard
Xilinx, Inc.
(408) 879-4988
ir@xilinx.com

XILINX ANNOUNCES QUARTERLY CASH DIVIDEND INCREASE AND SHARE
REPURCHASE AUTHORIZATION

SAN JOSE, CA, FEBRUARY 25, 2008 -- Xilinx, Inc. (Nasdaq: XLNX) today announced that its Board of Directors has increased the quarterly cash dividend to $0.14 from $0.12 per common share. Stockholders of record on May 7, 2008 will receive $0.14 per common share, payable on May 28, 2008.

The Board also approved an additional stock repurchase program whereby Xilinx is authorized to repurchase up to $800 million of its common stock in the open market or in privately negotiated transactions. The timing of repurchases and the number of shares of common stock to be repurchased is dependent upon prevailing market conditions, share price and other factors.

“Xilinx has consistently generated healthy free cash flow and our dividend yield is one of the highest in the semiconductor industry. The increased dividend and share repurchase program demonstrates our commitment to returning value to our stockholders,” stated Moshe Gavrielov, chief executive officer.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “may,” “will,” “could,” “should,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar words. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the continued profitability and ability to generate cash at a rate necessary to continue paying cash dividends or repurchasing stock and other risk factors listed in our most recent Forms 10-K and 10-Q.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.